EXHIBIT  23.1







                           INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
Ugly Duckling Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ugly Duckling Corporation of our report dated January 31, 1997, except for Note 19 to the Consolidated Financial Statements which is as of February 13, 1997, relating to the consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K as amended by its Form 10-K/A of Ugly Duckling Corporation.



                                   /s/  KPMG Peat Marwick, LLP


Phoenix, Arizona
July 29, 1997